Exhibit 10.1

2006 Executive Officer Equity Award Plan

Executive Officer	Stock Options	Shares of Restricted Stock
Caren L. Mason President and Chief Executive Officer	42,500	81,000
Mark E. Paiz Chief Operating Officer	16,500	27,000
Paul E. Landers Senior Vice President, Finance & Administration, Chief Financial Officer and Secretary	16,500	27,000
Thomas J. Foley Chief Technology Officer	16,500	27,000
Robert J. Bujarski Vice President and General Counsel	11,000	18,000